Exhibit 99.1:

For Immediate Release:

Wednesday, April 23, 2003

For More Information:

Julie S. Ryland, (205) 326-8421

Higher Commodity Prices, Production Contribute
to Substantial Rise in Energen's First Quarter Results

Company Raises 2003 Earnings Guidance

Birmingham, Alabama - Energen Corporation (NYSE: EGN) today announced that it earned net income of $54.6 million, or $1.56 per diluted share, in the first quarter of 2003 and income from continuing operations before cumulative effect of change in accounting principle of $53.2 million, or $1.52 per diluted share. This 23 percent increase in per-share income from continuing operations, as compared with the same period a year ago, largely reflects the impact of significantly increased prices for the natural gas, oil and natural gas liquids (NGL) production of Energen's oil and gas acquisition and exploitation subsidiary, Energen Resources Corporation, as well as the impact of higher oil and gas production volumes.

Rising prices over the past year facilitated Energen Resources' ability to hedge a significant portion of its flowing production at prices higher than in the previous year; in addition, the higher price environment had a positive impact on the prices applicable to its unhedged volumes. In addition, Energen Resources' production from continuing operations rose 26 percent over the same period last year to 20.7 billion cubic feet equivalent (Bcfe), largely due to the acquisition in April 2002 of Permian Basin oil properties and to the success of the company's coalbed methane down-spacing program and other exploitation activities.

Reflecting in large part the better-than-expected results of the first quarter, Energen today also raised its 2003 earnings guidance to a range of $2.65-$2.75 per diluted share - a 25-cent upward movement from the prior range of $2.40-$2.50 per diluted share. Energen's underlying pricing assumptions applicable to its unhedged production for the remainder of the year are a NYMEX-equivalent price of $4 per thousand cubic feet (Mcf) for natural gas (excepting the April price that is an actual $5.15 per Mcf) and $25 per barrel for oil and a price of 40 cents per gallon for NGLs - prices the Company believes reflect a base-case performance. Accordingly, the company also revised upward its pre-tax cash flow estimate for the year to $7.50-$7.60 from a range of $7.10-$7.20 per diluted share.

"Energen's strong first quarter has certainly gotten 2003 off to a great start," said Chairman and Chief Executive Officer Mike Warren. "In addition to the positive impact on Energen Resources from higher commodity prices and increased production, our natural gas utility outperformed the same period a year ago as it earned within its allowed range of return on a higher level of equity.

"A positive business development in the first quarter was Energen Resources' $37 million acquisition of some 93 Bcfe of long-lived, proved natural gas reserves in the San Juan Basin, one of our core areas of operation. Additionally, we sold approximately 19 Bcfe of proved reserves by divesting certain non-strategic properties for an estimated $15.9 million and announced plans to divest a non-strategic Gulf Coast property," Warren said. The resulting net gain on the disposal and held-for-sale activities is not expected to be material to Energen's 2003 financial results.

First Quarter Results

For the 3 months ended March 31, 2003, Energen earned net income of $54.6 million, or $1.56 per diluted share. This compared with $36.7 million, or $1.17 per diluted share, in the same period a year ago. In the prior-period results, a one-time charge of $2.2 million, or 7 cents per diluted share, reflecting the cumulative effect on prior years of a change in accounting principle associated with estimating future costs of plugging and abandoning wells, was largely offset by a $2.1 million, or 7 cents per diluted share, non-cash benefit associated with the company's previous hedge position with Enron Corporation.

Income from continuing operations before cumulative effect of change in accounting principle in the first quarter of 2003 totaled $53.2 million, or $1.52 per diluted share, and compared with $38.9 million, or $1.24 per diluted share, in the first quarter of 2002. Energen Resources' income from continuing operations before cumulative effect of change in accounting principle in 2003 totaled $19.6 million as compared with $8.6 million in the prior year. The prior-period results include the non-cash benefit associated with the company's previous hedge position with Enron.

The company's average realized sales price for its natural gas production in the first quarter increased 63 percent to $4.37 per Mcf, while the average sales price of oil rose 14 percent to $25.95 per barrel and the average sales price of NGL production rose 75 percent to $17.81 per barrel (42 cents per gallon).

Energen Resources' production from continuing operations totaled 20.7 Bcfe as compared with 16.5 Bcfe in the prior year. Natural gas production increased 18 percent to 13.3 Bcf; oil production increased 76 percent to 0.9 million barrels (MMBbl); and NGL production decreased 3 percent to 0.4 MMBbl (15.7 million gallons).

Energen Resources' lease operating expense (LOE) increased to $1.18 per Mcf equivalent (Mcfe) in the current-year first quarter from 95 cents per Mcfe in the first quarter of 2002. Depreciation, depletion and amortization (DD&A) expense per unit of production in the current quarter rose 5 cents to 95 cents per Mcfe. Energen Resources recognized no nonconventional fuels tax credits in the current quarter as compared with $8 million of tax credits recognized in the same period a year ago. The credits expired on December 31, 2002.

Alagasco's natural gas distribution operations earned net income of $33.4 million in the first quarter of 2003 as compared with net income of $30.5 million in the same period last year. This 9.5 percent increase reflects the utility's ability to earn within its allowed range of return at the end of the rate year on a higher level of equity representing investment in utility plant.

12 MONTHS RESULTS

For the 12 months ended March 31, 2003, Energen earned net income of $86.5 million, or $2.49 per diluted share. This compared with $47.5 million, or $1.52 per diluted share, in the same period a year ago. Included in the current-period results is a $3.6 million, or 10 cents per diluted share, non-cash benefit associated with the company's previous hedge position with Enron. Prior-period results include a net charge of $3.4 million, or 11 cents per diluted share, associated with the previous Enron hedges and a one-time charge of $2.2 million, or 7 cents per diluted share, reflecting the cumulative effect on prior years of a change in accounting principle.

Income from continuing operations before cumulative effect of change in accounting principle for the 12-months period totaled $83.8 million, or $2.42 per diluted share, and compared $47.1 million, or $1.50 per diluted share, in the same period a year ago. The non-cash impact of the company's previous hedge position with Enron, as outlined above, affected both periods.

Energen Resources' income from continuing operations before cumulative effect of change in accounting principle in the current 12-months' period totaled $53 million as compared with $20 million in the same period last year. The company's average realized sales price for its natural gas production in the 12 months ended March 31, 2003, increased 27 percent over the same period last year to $3.61 per Mcf, while the average sales price of oil rose 2.5 percent to $24.75 per barrel and the average sales price of NGL production rose 18 percent to $14.44 per barrel (34 cents per gallon).

Energen Resources' current 12-month production from continuing operations totaled 79.2 Bcfe as compared with 66.2 Bcfe in the same period a year ago. Natural gas production increased 8 percent to 48.2 Bcf; oil production increased 72 percent to 3.5 MMBbl; and NGL production increased 9 percent to 1.7 million barrels (72 million gallons).

Energen Resources' LOE in the current 12-months period increased 8 cents per unit to $1.09 per Mcfe, while DD&A expense per unit of production increased 4 cents to 92 cents per Mcfe. Nonconventional fuels tax credits in the current period were $7.7 million less than in the same period a year ago.

Alagasco's natural gas distribution operations earned $30.5 million of net income in the 12 months ended March 31, 2003, as compared with net income of $27.9 million in the same period a year ago. This 9.3 percent increase reflects the utility's earning within its allowed range of return on a higher level of equity representing investment in utility plant.

2003 EARNINGS GUIDANCE

As a result of Energen's strong first quarter results and substantial hedge position, the company is raising its earnings guidance for 2003 to a range of $2.65-$2.75 per diluted share. The previous guidance was a range of $2.40-$2.50 per diluted share. The company also estimates that pre-tax cash flows will range from $7.50-$7.60 per diluted share in 2003.

Energen estimates that capital spending in 2003 at Energen Resources will total approximately $155 million, including some $115 million for development well drilling and other exploitation activities and the $37 million already invested in property acquisitions. Capital spending at Alagasco is estimated to be $57 million and will be used for normal system needs and a new computerized mapping system.

Production from continuing operations for the year is estimated to be 85 Bcfe, with the exploitation of existing properties the major driver of this estimated 9 percent growth. LOE (including production taxes) at Energen Resources is estimated to be $1.10 per Mcfe, and DD&A expense is expected to average 94 cents per Mcfe. Alagasco's utility operations in 2003 are estimated to earn within the allowed range of return on average equity of $240 million.

Also in 2003, Energen plans to issue approximately $45 million of equity as well as an estimated $75 million of long-term debt, proceeds from which will be used to refinance existing short-term debt and further strengthen Energen's balance sheet. Of the new equity anticipated, approximately $30 million is expected to be generated through the periodic draw-down of shares in a shelf registration, and approximately $15 million is estimated to be generated internally through mechanisms such as the company's dividend reinvestment and direct stock purchase plan.

Interest expense in 2003 is estimated to be approximately $45 million; and average diluted shares outstanding for the year are estimated to be 35.8 million.

Hedge Position and Production Estimates for the Last Nine Months of 2003

Energen Resources has hedges in place for approximately 80 percent of its estimated natural gas production for the remainder of 2003 at an average NYMEX-equivalent price of $4.20 per Mcf. Approximately 65 percent of Energen Resources' estimated oil production for the year is hedged at an average NYMEX price of $26.05 per barrel. And approximately 55 percent of its estimated NGL production has been hedged at an average price of 42 cents per gallon. Included in the natural gas hedges are recently added basin-specific contracts for the months May through December that represent 1.4 Bcf of production at an average NYMEX-equivalent price of $5.08 per Mcf.

For the remainder of 2003, Energen's underlying assumptions for commodity prices applicable to its unhedged volumes are: $4 per Mcf (NYMEX) for gas (excepting April, which closed at a NYMEX price of $5.15 per Mcf), $25 per barrel (NYMEX) for oil and 40 cents per gallon for NGL. (Note: Realized prices for natural gas and oil will be less than the NYMEX-equivalent price due to basis differentials, and realized NGL prices will be less due to transportation and fractionation charges).

Production for the remaining nine months of 2003 is estimated to be 64 Bcfe. Of that amount, natural gas production is estimated to total 40 Bcf, with oil production of approximately 2.7 MMBbl and NGL production of approximately 1.3 MMBbl (53 million gallons).

Pricing Sensitivities

The single largest influence on Energen's financial results are commodity prices applicable to Energen Resources' unhedged production. Given Energen Resources' current hedge position for the remainder of the year and assuming the price for Energen Resources' unhedged production averages $4 per Mcf (NYMEX) for gas (excepting April, which closed at a NYMEX price of $5.15 per Mcf), $25 per barrel (NYMEX) for oil, and 40 cents per gallon for NGL production, Energen's earnings' sensitivities to price changes are as follows:

Relative to the company's unhedged volumes for the remaining nine months of 2003:

  Every 10-cent change in the average NYMEX price of gas between $4 per Mcf and $4.70 per Mcf is estimated to have a net income impact of $500,000 (1.4 cents per diluted share); every 10-cent change in the average NYMEX price of gas above $4.70 per Mcf is estimated to have a net income impact of $350,000 (1 cent per diluted share).

  Every $1 change in the average NYMEX price of oil from $25 per barrel is estimated to have a net income impact of $480,000 (1.3 cents per diluted share).

  Every 1-cent change in average price of NGL from 40 cents per gallon is estimated to have a net income impact of $110,000 (0.3 cents per diluted share).

"A key determinant of Energen's actual earnings in 2003 will be commodity prices," Warren said. "While the current futures market supports average natural gas and oil prices for the remainder of the year of approximately $5.75 per Mcf and $27 per barrel, we have continued to assume in our guidance conservative NYMEX-equivalent prices for our unhedged volumes of $4 per Mcf and $25 per barrel. We believe this approach reflects a reasonable base-case earnings outlook while clearly underscoring that continued commodity price strength should result in even greater earnings."

Quarterly Outlooks

In the second quarter of 2003, Energen estimates that its earnings will range from 40-50 cents per diluted share on average diluted shares outstanding of 35.8 million; this compares with 37 cents per diluted share in the second quarter of 2002.

In the third quarter of 2003, Energen estimates that its earnings will range from 15-25 cents per diluted share on average diluted shares outstanding of 36.2 million; this compares with 0 cents per diluted share in the third quarter of 2002.

In the fourth quarter of 2003, Energen estimates that its earnings will range from 45-55 cents per diluted share of average diluted shares outstanding of 36.3 million; this compares with 55 cents per diluted share in the fourth quarter of 2002.

The following tables reflect Energen's quarterly production estimates, hedge positions, pricing assumptions for unhedged production and earnings sensitivities to 10-cent per Mcf, $1 per barrel and 1-cent per gallon changes in the assumed prices for unhedged natural gas, oil and NGL production, respectively, in the quarter.

Quarter 2 - April-June 2003
	Natural Gas	Oil	NGL
Production (estimated)	13.1 Bcf	0.9 MMBbl	17.2 MM gals.
Hedge Position (%)	80	70	55
Hedge Price	$4.24/Mcf +	$26.25/barrel +	$0.42/gallon
Assumed Price (unhedged production)	$4.00/Mcf * +	$25.00/barrel +	$0.40/gallon
EPS Sensitivities Net income EPS (diluted)	$112,000 # $72,000 3 0.3 cents # 0.2 cents 3	$127,000 0.4 cents	$33,000 0.1 cents

* Excludes actual NYMEX spot price for April natural gas

+ NYMEX-equivalent price

# 10-cent/Mcf changes up to $4.70/Mcf

3 10-cent/Mcf changes over $4.70/Mcf

Quarter 3 - July-September 2003
	Natural Gas	Oil	NGL
Production (estimated)	13.4 Bcf	0.9 MMBbl	17.8 MM gals.
Hedge Position (%)	80	65	55
Hedge Price	$4.20/Mcf +	$25.96/barrel +	$0.42/gallon
Assumed Price (unhedged production)	$4.00/Mcf +	$25.00/barrel +	$0.40/gallon
EPS Sensitivities Net income EPS (diluted)	$195,000 # $135,000 3 0.5 cents # 0.4 cents 3	$160,000 0.4 cents	$37,000 0.1 cents

+ NYMEX-equivalent price

# 10-cent/Mcf changes up to $4.70/Mcf

3 10-cent/Mcf changes over $4.70/Mcf

Quarter 4- October-December 2003
	Natural Gas	Oil	NGL
Production (estimated)	13.4 Bcf	0.9 MMBbl	18.2 MM gals.
Hedge Position (%)	80	60	50
Hedge Price	$4.16/Mcf +	$25.92/barrel +	$0.42/gallon
Assumed Price (unhedged production)	$4.00/Mcf +	$25.00/barrel +	$0.40/gallon
EPS Sensitivities Net income EPS (diluted)	$195,000 # $135,000 3 0.5 cents # 0.4 cents 3	$195,000 0.5 cents	$39,000 0.1 cents

+ NYMEX-equivalent price

# 10-cent/Mcf changes up to $4.70/Mcf

3 10-cent/Mcf changes over $4.70/Mcf

2004 EARNINGS GUIDANCE

With approximately 45 percent of its estimated natural gas production hedged in 2004 at an average NYMEX-equivalent price of $4.29 per Mcf, Energen's earnings guidance for 2004 remains $2.50-$2.60 per diluted share, while pre-tax cash flow is estimated to range from $7.30-$7.40 per diluted share.

In addition to the 25 Bcf of natural gas hedges, Energen has hedged for 2004 approximately 3 percent of its estimated oil production of 3.8 million barrels at an average NYMEX price of $26.15 per barrel and 44 percent of its estimated NGL production in 2004 at an average price of 41 cents per gallon. Energen continues to monitor the commodity price environment and remains prepared to enter into additional hedges, in keeping with its past practices.

Production in 2004 is estimated to reach 87 Bcfe, including approximately 2.5 Bcfe associated with unidentified acquisitions. Of the 87 Bcfe, natural gas production is estimated to be more than 54 Bcf, with oil production of approximately 3.8 MMBbl and NGL production of some 1.6 MMBbl (68 million gallons).

To better reflect the base business, Energen's guidance has maintained pricing for its unhedged 2004 oil and gas production at 2003 base levels escalated at 3 percent for inflation. This makes the underlying assumptions for unhedged production a NYMEX-equivalent price of $4.12 per Mcf for gas and $25.75 per barrel for oil. The assumed priced for unhedged NGL volumes is 38 cents per gallon.

Other key assumptions used in developing Energen's 2004 earnings guidance include:

  Alagasco earning within its allowed range of return on equity of 13.15-13.65 percent on average equity of approximately $260 million.

  Internally generated equity of approximately $14 million.

  A DD&A rate at Energen Resources of approximately 91 cents per Mcfe and LOE (including production taxes) of approximately $1.11 per Mcfe.

  Capital spending at Energen Resources of approximately $110 million for property acquisitions and $80 million for development and limited exploration activities; and capital spending at Alagasco of approximately $55 million.

Relative to the company's unhedged volumes in 2004:

  Every 10-cent change in the average NYMEX price of gas from $4.12 per Mcf is estimated to have a net income impact of $1.3 million (4 cents per diluted share).

  Every $1 change in the average NYMEX price of oil from $25.75 per barrel is estimated to have a net income impact of $2 million (5 cents per diluted share).

  Every 1-cent change in the average price of NGL from 38 cents per gallon is estimated to have a net income impact of $0.2 million (0.4 cents per diluted share).

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are natural gas distribution in central and north Alabama and the acquisition and exploitation of natural gas, oil and natural gas liquids onshore in North America. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income (Unaudited) For the 3 months ending March 31, 2003 and 2002

1st Quarter

(in thousands, except per share data)	2003	2002	Change

Operating Revenues
Oil and gas operations	$88,972	$45,464	$43,508
Natural gas distribution	221,139	196,524	24,615

Total operating revenues	310,111	241,988	68,123

Operating Expenses
Cost of gas	111,972	96,148	15,824
Operations & maintenance	51,171	44,904	6,267
DD&A	28,956	23,449	5,507
Taxes, other than income taxes	21,534	16,506	5,028

Total operating expenses	213,633	181,007	32,626

Operating Income	96,478	60,981	35,497

Other Income (Expense)
Interest expense	(10,822)	(10,669)	(153)
Accretion expense	(494)	(379)	(115)
Other income	3,120	3,576	(456)
Other expense	(3,089)	(3,515)	426

Total other expense	(11,285)	(10,987)	(298)

Income Before Income Taxes	85,193	49,994	35,199
Income tax expense	31,953	11,117	20,836

Income from Continuing Operations	53,240	38,877	14,363

Discontinued Operations, Net of Taxes
Income from operations	756	25	731
Gain on disposal	585	-	585

Income from Discontinued Operations	1,341	25	1,316

Cumulative effect on prior years of a change in accounting principle, net of taxes	-	(2,220)	2,220

Net Income	$54,581	$36,682	$17,899

Diluted Earnings Per Share
Continuing operations	$1.52	$1.24	$0.28
Discontinued operations	$0.04	$0.00	$0.04
Cumulative effect of change in accounting principle	$-	$(0.07)	$0.07

Net Income	$1.56	$1.17	$0.39

Basic Earnings Per Share
Continuing operations	$1.53	$1.25	$0.28
Discontinued operations	$0.04	$0.00	$0.04
Cumulative effect of change in accounting principle	$-	$(0.07)	$0.07

Net Income	$1.57	$1.18	$0.39

Diluted Avg. Common Shares Outstanding	35,034	31,421	3,613

Basic Avg. Common Shares Outstanding	34,729	31,180	3,549

Dividends Per Share	$0.18	$0.175	$0.005

Consolidated Statements of Income (Unaudited) For the 12 months ending March 31, 2003 and 2002

Trailing 12 Months

(in thousands, except per share data)	2003	2002	Change

Operating Revenues
Oil and gas operations	$289,340	$195,504	$93,836
Natural gas distribution	449,046	457,652	(8,606)

Total operating revenues	738,386	653,156	85,230

Operating Expenses
Cost of gas	205,634	227,651	(22,017)
Operations & maintenance	200,188	190,039	10,149
DD&A	108,325	91,749	16,576
Taxes, other than income taxes	54,473	48,534	5,939

Total operating expenses	568,620	557,973	10,647

Operating Income	169,766	95,183	74,583

Other Income (Expense)
Interest expense	(43,865)	(42,527)	(1,338)
Accretion expense	(1,935)	(379)	(1,556)
Other income	15,195	15,648	(453)
Other expense	(14,684)	(14,693)	9

Total other expense	(45,289)	(41,951)	(3,338)

Income Before Income Taxes	124,477	53,232	71,245
Income tax expense	40,636	6,174	34,462

Income from Continuing Operations	83,841	47,058	36,783

Discontinued Operations, Net of Taxes
Income from operations	1,569	2,687	(1,118)
Gain on disposal	1,128	-	1,128

Income from Discontinued Operations	2,697	2,687	10

Cumulative effect on prior years of a change in accounting principle, net of taxes	-	(2,220)	2,220

Net Income	$86,538	$47,525	$39,013

Diluted Earnings Per Share
Continuing operations	$2.42	$1.50	$0.92
Discontinued operations	$0.07	$0.09	$(0.02)
Cumulative effect of change in accounting principle	$-	$(0.07)	$0.07

Net Income	$2.49	$1.52	$0.97

Basic Earnings Per Share
Continuing operations	$2.43	$1.52	$0.91
Discontinued operations	$0.08	$0.08	$-
Cumulative effect of change in accounting principle	$-	$(0.07)	$0.07

Net Income	$2.51	$1.53	$0.98

Diluted Avg. Common Shares Outstanding	34,685	31,301	3,384

Basic Avg. Common Shares Outstanding	34,434	31,004	3,430

Dividends Per Share	$0.715	$0.695	$0.02

Selected Business Segment Data (Unaudited) For the 3 months ending March 31, 2003 and 2002

	1st Quarter

(in thousands, except sales price data)	2003	2002	Change

Oil and Gas Operations
Operating revenues
Natural gas	$58,082	$30,025	$28,057
Oil	22,583	11,220	11,363
Natural gas liquids	6,663	3,910	2,753
Other	1,644	309	1,335

Total	$88,972	$45,464	$43,508

Production volumes from continuing operations
Natural gas (MMcf)	13,276	11,222	2,054
Oil (MBbl)	870	494	376
Natural gas liquids (MBbl)	374	384	(10)

Production volumes from continuing ops. (Mmcfe)	20,742	16,491	4,251
Total sales volume (Mmcfe)	21,195	17,418	3,777

Average sales price from continuing ops.
Natural gas (Mcf)	$4.37	$2.68	$1.69
Oil (barrel)	$25.95	$22.71	$3.24
Natural gas liquids (barrel)	$17.81	$10.18	$7.63

Other data
DD&A	$20,031	$15,219	$4,812
Capital expenditures	$53,821	$21,658	$32,163
Exploration expense	$140	$1,668	$(1,528)
Operating income	$39,533	$8,627	$30,906

Natural Gas Distribution
Operating revenues
Residential	$153,939	$137,411	$16,528
Commercial and industrial - small	54,939	47,397	7,542
Transportation	11,131	10,642	489
Other	1,130	1,074	56

Total	$221,139	$196,524	$24,615
Gas delivery volumes (MMcf)
Residential	16,060	14,294	1,766
Commercial	6,244	5,493	751
Transportation	14,393	15,051	(658)

Total	36,697	34,838	1,859

Other data
Depreciation and amortization	$8,925	$8,230	$695
Capital expenditures	$14,959	$13,786	$1,173
Operating income	$57,200	$52,811	$4,389

Selected Business Segment Data (Unaudited) For the 12 months ending March 31, 2003 and 2002

	Trailing 12 Months

(in thousands, except sales price data)	2003	2002	Change

Oil and Gas Operations
Operating revenues
Natural gas	$174,170	$127,205	$46,965
Oil	85,491	48,618	36,873
Natural gas liquids	24,761	19,286	5,475
Other	4,918	395	4,523

Total	$289,340	$195,504	$93,836

Production volume from continuing operations
Natural gas (MMcf)	48,196	44,674	3,522
Oil (MBbl)	3,454	2,013	1,441
Natural gas liquids (MBbl)	1,715	1,572	143

Production volumes from continuing ops. (Mmcfe)	79,207	66,182	13,025
Total production volume (Mmcfe)	81,750	70,045	11,705

Average sales price from continuing ops.
Natural gas (Mcf)	$3.61	$2.85	$0.76
Oil (barrel)	$24.75	$24.15	$0.60
Natural gas liquids (barrel)	$14.44	$12.27	$2.17

Other data
DD&A	$73,948	$59,636	$14,312
Capital expenditures	$337,639	$117,739	$219,900
Exploration expense	$2,067	$5,445	$(3,378)
Operating income	$107,505	$39,256	$68,249

Natural Gas Distribution
Operating revenues
Residential	$293,616	$301,311	$(7,695)
Commercial and industrial - small	111,788	115,943	(4,155)
Transportation	38,885	35,651	3,234
Other	4,757	4,747	10

Total	$449,046	$457,652	$(8,606)

Gas delivery volumes (MMcf)
Residential	28,124	26,381	1,743
Commercial	12,588	11,727	861
Transportation	58,986	55,100	3,886

Total	99,698	93,208	6,490

Other data
Depreciation and amortization	$34,377	$32,113	$2,264
Capital expenditures	$67,339	$58,509	$8,830
Operating income	$63,759	$57,668	$6,091